Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Highpower International, Inc. and subsidiaries (the “Company”) on Form S-8 (File No.333-157443) and the Registration Statement on Form S-3 (File No. 333-192168) of our report dated March 31, 2014, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2013 and 2012, and for the years ended December 31, 2013 and 2012, which report is included in this Annual Report on Form 10-K of the Company for the years ended December 31, 2013 and 2012.

/s/ Marcum Bernstein & Pinchuk LLP

New York, New York

March 31, 2014

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York 10001 • Phone 646.442.4845 • Fax 646.349.5200 • marcumbp.com